UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  March 25, 2004

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington

000-13468

91-1069248

(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

1015 Third Avenue, 12th Floor, Seattle, Washington	98104
(Address of principal executive offices)	(Zip Code)

(206) 674-3400
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

This form is being refiled due to the omission of the signature page from the original form.

Item 9.  Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information.   Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about April 26, 2004.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 2, 3, 4, 5, 6, 9 and 10 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED THROUGH MARCH 25, 2004

1.                                      How does your market share in the rest of the Peoples Republic of China (particularly Shanghai) compare to that of Hong Kong? It appears as though Hong Kong is losing some relative importance to Shanghai as hubs are moved etc. Do you agree or disagree with my conclusion?  Does this help or hurt Expeditors?

We aren’t big on market share comparisons. The only way we know to try to estimate market share is to count airfreight tonnage and ocean containers moved and then try to find accurate figures for the market as a whole. After all, even if you know exactly where you stand, what does that really tell you?

Were you really trying to ask about the relative importance of Hong Kong on the one hand with both Shanghai and the rest of the People’s Republic of China (the “PRC”)?  If so, then we have a little more to say.

Prior to, say 1949, Shanghai was clearly the commercial center of China.  As a result of the ravages of war, first world and then civil, followed by a Cultural Revolution, the British colony of Hong Kong surpassed Shanghai as the window through which the industrial nations of the world looked into China.   As the PRC moved toward economic reforms, Shanghai clearly began to reassert its historical position.

Shanghai’s re-emergence is probably both a function of geographic location and the result of the PRC asserting its dominance and striving to make up for lost time. As more and more manufacturing capacity goes into central China, the logical and historical export gateway is Shanghai.   For Expeditors, Shanghai is growing by leaps and bounds and we would not be surprised if it became our largest office in Asia sometime in the next several years.

This is not to say that we expect less out of Hong Kong, as this office will remain the logical gateway for southern China.  Hong Kong will remain an important office because of the existing population, facilities and infrastructure as well as the historically stable financial and legal systems.

We have a great office in Shanghai.  We’re not sure what our particular market share is, but we know that we have an increasing amount of freight that is passing in and out of this area.  Having a full-service office in Shanghai, and a host of other cities nearby, bodes very well for Expeditors.

In any event, we think the emergence of Shanghai can do nothing but help Expeditors.  We do not see this as a direct undermining of Hong Kong; rather we see it as supplementing our overall capability.  However, even if we are wrong in asserting that business is not abandoning Hong Kong for Shanghai, we are still well positioned to capitalize and excel.

2.                                      There appears to be countless local companies trying to offer logistics and warehousing services in and around the PRC. Some are shipping companies, some are start-up “logistics” companies and some are even property companies with excess land/warehouses they plan to market as storage space. All of these companies suggested they were gaining traction in warehousing (at razor thin margins) with the eventual goal of providing freight forwarding services to the customer. Do you see this as a problem specific to China? Has this been going on for years or is it new?

We agree that the situation you describe sounds like trouble, but this is probably trouble for the folks leasing warehouse space, not Expeditors.   The situation you describe, which is not unique to the PRC by any means, is likely symptomatic of an overbuilt real estate market.

Which statement is more likely true: 1) pigs with wings are a threat to fly, or 2) everybody with an empty warehouse in China is a threat to logistics as we know it?  We are not sure this question really has an answer as each alternative is equally improbable.   Since we know nothing about the aerodynamic properties of the winged cloven hoof set, we will focus this answer on warehouse operators.

We think that it was significant that you mentioned the razor thin margins available to these putative logisticians.  Traction and weak margins are not compatible, as the latter is reflective of a business with very low barriers to entry while the former implies a sense of direction and purpose.   We do not believe that it is possible to build a business offering all of the services expected by sophisticated consumers of international logistics services on razor thin margins, nor do we believe that anybody armed only with empty warehouse space represents viable competition.

It is easy to lease a warehouse and it is easy to obtain customers with short-term storage needs. What is hard is making sure your lease and your customer commitments conclude at the same point in time.  It is also easy to tell financial analysts that your low-margin business is a great way to capture profitable forwarding.  What is hard is doing this and maintaining the benefits of a non-asset based model.

In the end it makes no difference if you are talking about flying pigs or warehouses with razor thin margins, the fallout is not good.

3.                                      In your last 8-K you noted that you will be offering materially fewer option grants during 2004. Does this mean that your compensation plan going forward will include a greater cash bonus component?

It was Strother Martin in the role of Captain in “Cool Hand Luke” who said, “What we have here is a failure to communicate.”  Your question makes us certain that we have a failure, but when we look back at the explanations of our compensation philosophy in past 8-K’s, in our 10-K and 10-Q filings, and in our annual proxy statement, we wonder if we have really failed to explain what we are about.

Our cash compensation plans are incentive based, unlimited on upside, generous, unique in our industry and inviolate.  Twenty-five percent of the pre-tax bottom line, including deduction of a management fee based upon net revenue, is allocated to a branch bonus pool and paid out to key employees monthly in arrears.  After taking these branch bonuses into account, 10% of the pre-tax operating income is reserved for executive bonuses, which are paid quarterly after the financial results are announced.

Base salaries are low, to the point of being non-competitive, by design.  At Expeditors, no bonus plan participant expects to receive an increase in their base salary.  There is no such thing as an inflation raise, re-indexing or re-basing.  The harder everyone works to grow and sustain the business, the more that will be paid by the people driving business.

We believe that we are successful because the number two and number three people in every branch in our system are likely to be paid much better than the number one individual working for the competition next door.  This is a people business.  We believe that the way to get the most out of people is to provide them with unlimited opportunity within a structured environment.  We believe the environment should have a minimum of effective clear-cut rules that guarantee the integrity of our business and provide peace of mind for the employees.  There is nothing subjective or particularly negotiable about compensation at Expeditors.  It’s really quite ingenious; but the more the employees make, the better the shareholders will do.

Furthermore, cash compensation at Expeditors has never been linked to stock option awards nor are our stock option awards concentrated on senior management.  We have a broad-based stock option plan.  Any GAAP requirement to expense options will create an operating expense that will affect every operating unit in this company.   Let us explain further lest there be any misunderstanding.

Our bonus plans are based upon on net operating income computed in accordance with GAAP.   Whenever the accounting authorities require stock option expense to be included as a valid GAAP expense, that operating cost will be reflected in the bonus calculations we make.  This means that the stock option expense will reduce the amount of cash bonuses otherwise payable under the Expeditors system.  That is just the way it is and no additional cash compensation will be paid either to overcome this reduction or to make up for the fact that we may be issuing fewer options.

4.                                      Have you seen any recent material pick up in U.S. export volumes given the weaker U.S. dollar the past year?

Yes, there has been some seasonal pickup in U.S. exports, but at the same time, the countervailing volumes inbound from Asia are so large that is difficult to move the quarter in any significant way solely from an uptick in exports from the U.S.

5.                                      Can you discuss the timing of Chinese New Years and how it impacted comparisons for the first quarter of 2004 versus 2003?

We thought we did a good job with this question in the last month and we want to say that nothing has changed in the last 30 days.  The problem is that we really ducked the question last month by saying that we needed additional information that would only be available when February went into the books.  If forced to answer this question, we would have to say that we are extremely encouraged.  As we have said before, March is the lynchpin for the first quarter and so far, so good.

6.                                      As you look out to 2004 and 2005 what two or three key industry and company specific issues do you see on the horizon as potential concerns and positive catalysts for Expeditors?

This almost seems like a question that should be asked in a very bad job interview and it is also very close to requesting a forecast, albeit not a financial one.

We are always concerned about providing great customer service.  The customer service is only as good as the employees, and so we worry about hiring, training and retaining the right people and then doing everything we can to maintain our Expeditors culture.

Pricing and capacity issues, two things that analysts seems to enjoy focusing on, are going to be what they are going to be.  There is not much we can do but observe and react.  In other words, we don’t make the market – we just participate in it.

7.                                      I would like to know if your company has a Dividend Reinvestment Program.  If so, can I buy the initial shares directly from the company or do I need to purchase them from a broker?  Please send me the paperwork for enrolling.

We do not have a dividend reinvestment program.

8.                                      If rates charged by ocean and air carriers spike and drive down yields in the short run, and rates then stay at the higher level for an extended period, do yields eventually get back to where they were?  Here’s an example that I hope makes my question clearer. Let’s say you charge a customer $2,000 to ship a container and earn net revenue of $500 after paying the ship or air carrier $1,500. That works out to a net revenue yield of 25%. Now let’s say shipping rates rise and you have to pay the carrier $2,000 instead of $1,500 to move the same piece of freight.  If you continue to charge the same $500 for your service, the overall charge to your customer will rise to $2,500 from $2,000, and your net revenue yield would decline to 20%.  If the shipping rate you pay to move the freight stays at $2,000, should we expect the total bill to your customer to eventually rise to $2,667 so that the yield is once again 25%?  ($667/$2,667=0.25) Or, should we expect your charge to remain at $500 and your net yield to stay at 20%?  If the yield does eventually rise to the former 25% on the new higher freight charge, how long does it take to get back to 25%?  Conversely, is it possible that your effective fee might actually go DOWN—either temporarily or for a longer period because you have to eat some of the increase in shipping rates? For instance, using the numbers above, do you often run into situations where you have to pay the shipper $2,000 instead of $1,500, but instead of raising the total customer bill to at least $2,500 to at least cover the shipping rate increase, you may only get to charge $2,450 and eat $50?  If this happens, is it only temporary, and can you still, after a period of adjustment, raise the total charge to the customer to not only get your $500 and pay the higher shipping charges, but charge enough to keep the yield constant? Or is the best we can hope for is that you once again get your $500, but the reported net yield will be 20% instead of 25%?

Whew—we had to stop a few times and come up for air each time we read through this question.  We were tempted to edit your tome, but we didn’t because as things stand you clearly have the unique distinction and high honor of having submitted the longest 8-K question in Expeditors’ history.

Basically, we need to start with an elemental postulate of freight pricing: “Anything is possible depending on what is going on in the market.”  To this we can add a corollary that states branches are always out there trying to balance out short-term profitability against long-term customer needs.  In other words, you will always charge what the market will bear in light of customer requirements.

As prices from direct carriers rise and fall, our position has always been to increase or drop our prices in a commensurate manner.  In some instances, for strategic or commercial reasons,  we have not always passed the entire rate increase on immediately.

For all the reasons you write, the mathematical computation of margins and yields will go down if we pass on less than the carrier’s rate increase to us.  If we have more volume, particularly if we have more volume without having to add staff, we actually can make more money at the operating margins level, even if we are experiencing lower yields.

9.                                      In the Form 8-K filed on February 18, 2004, you mentioned the absurdity of thinking about the customs brokerage and import services business in terms of gross margins. I’m curious about the operating margins. How does the operating margin of the customs brokerage and import services piece compare with the operating margin for air and ocean? Assuming the margins differ, can you please give a sense of the size of the gap?

Calculation of operating margin by service type requires assumptions in order to spread indirect costs (sales, accounting, IT, office administration, etc.) among our products.  These assumptions are a source of constant debate within Expeditors and the arguments are always directed toward allocating costs somewhere else.

Perhaps it will not be surprising to learn that operating margins at a service level varies among quarters since Expeditors’ overall operating margin is subject to seasonal fluctuations.  Generally, ocean and air operating margins in any quarter are somewhat higher, somewhere in the magnitude of 10-15%, than the customs brokerage operating margins.  Brokerage, however, is a very critical part of what we do, and is an important determinant in the decision of many companies with respect to airfreight and ocean freight providers.  So, even though this product’s operating margin is lower, having a solid brokerage offering is critical to expanding all other parts of the business.

10.                               Would Expeditors’ tax rate on non-US earnings be lower by moving the company’s legal home to a more favorable tax environment such as the Bahamas or the Cayman Islands? If so, what other factors would management consider before doing this?

The simple answer to your first question is yes.  Expeditors’ tax rate on future non-U.S. earnings would likely be less if the publicly traded parent corporation were incorporated in a tax haven.

Since lower taxes means more earnings per share, the logical follow-on question is why haven’t you done this?  Now we admit that this is a dangerous question and if we are not careful here we are going to look stupid at best or irresponsible at worst for not having already moved our corporate citizenship from the state of Washington to a low-tax, sun-drenched island somewhere.

But, like most things in life, clearly understanding the underlying tax laws and thinking through the issue provides a quality of thought seldom experienced when the emotional mantra of “lower taxes” is chanted.   Now, we recognize that many readers will just want an answer to your second question without learning much more.  For those folks, let’s just say we have no current plans to consider this sort of move and the best free advice we could get is that right now nobody else is either.   In order to understand why, read on at your own risk.

What we are talking about here is what tax experts call a corporate inversion.  There are two kinds of inversions: stock and asset.  There may be two flavors, but neither is free.

The stock inversion results in an exchange of stock for stock and every U.S. shareholder has a taxable gain measured by the difference between fair market value and their tax basis.  If you have been a holder for a long time, the good news is that the long-term capital gains rate applies, but the bad news is that your gain is probably fairly large and you would probably have to find cash to pay it.

An asset inversion would make Expeditors, not our shareholders, responsible for the tax.  The gain is measured by difference between the fair market value of all of our assets over our corporate tax basis.  We haven’t bothered to calculate this, but we would look much more like a debt-ridden hollow shell of our former self.

Tax experts write papers and these papers get published and can be found out on the Internet.  Our favorite was written by two professors, one  from Harvard and one from Michigan.(1)  They concluded in essence that when looking at an inversion decision, company managers are faced with the choice of maximizing shareholder wealth or maximizing share price.  The inversion transaction maximizes share price and is therefore more likely to be done by companies with poor recent stock price performance.  This doesn’t sound like Expeditors to us.

This is a political year - a year in which globalization and protectionism may very well clash.  We aren’t looking for tax breaks, but we were surprised to learn that the dividends from inverted

(1)          Desai, Mihir A. and James R. Hines Jr. “Expectations and Expatriations: Tracing the Causes and Consequences of Corporate Inversions .” National Tax Journal 55, no. 3 (September 2002): 409-440.

NASDAQ and NYSE corporations qualify for the 15% tax rate in the U.S.  We can’t help wondering why this is true.

In any event, at some point you have to “dance with them what brung you.”  We started out as a U.S.-based, publicly traded, global logistics company.  We have never let the tax tail wag our dog and so a U.S.-based, publicly traded, global logistics company we will stay.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

March 25, 2004	/s/ PETER J. ROSE
Peter J. Rose, Chairman and Chief Executive Officer

March 25, 2004	/s/ R. JORDAN GATES
R. Jordan Gates, Executive Vice President- Chief Financial Officer and Treasurer